Exhibit 99.2

FOR IMMEDIATE RELEASE

Syniverse Names Jeffrey S. Gordon as Chief Technology Officer

TAMPA, Fla. – Jan. 14, 2008 – Syniverse Technologies (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today named Jeffrey S. Gordon as chief technology officer, succeeding Paul Wilcock who is retiring after 20 years with the company.

“It has been a privilege working with Paul,” said Tony Holcombe, President and CEO of Syniverse. “He not only led the development and introduction of products and services that are the foundation of our company today, but he also is an outstanding leader in our organization.”

Wilcock will remain with Syniverse through March 31 to assist with the organizational transition, and will continue on a consulting basis for the following twelve months.

Holcombe said that although Wilcock will be missed, he is looking forward to working with Gordon.

“Jeff brings to us a wealth of technology leadership experience in the wireless space, and his broad global experience is a perfect fit for Syniverse as we continue to grow our business throughout the world,” he said.

Gordon joins Syniverse after 19 years in senior technology roles. Most recently, he was senior vice president of industry solutions at Convergys Corporation (NYSE: CVG). Prior to Convergys, he held a wide range of key technology positions at Bell Atlantic, IBM and General Electric. Gordon, who is the author of seven U.S. patents relating to systems architecture and wireless communications, also served on the boards of Intelesolve, Edge Capital and Convergys Information Management India.

“I’m very pleased to join the Syniverse team,” Gordon said. “The company plays a vital role in providing interoperability and clearing house services for mobile operators worldwide, and has an outstanding reputation for customer service. I look forward to working with Syniverse customers to make sure the solutions we offer them meet both their business and technology requirements.”

Gordon is a graduate of the IBM Systems Research Institute and earned his bachelor’s degree in electrical engineering honors from Purdue University.

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About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 500 communications companies in more than 100 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

CFO Jeff Gordon 2

subscribers wherever and whenever they need them. Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

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For more information

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Media relations

Diane Rose, Syniverse Technologies

diane.rose@syniverse.com

+1 (813) 637-5077

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com